UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                          (Amendment No. ___________)*




                              SEACOR Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    811904101
--------------------------------------------------------------------------------
                                  CUSIP Number

                                  July 1, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. : 811904101


-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus Acquisition, L.P.

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.84%

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       2

CUSIP No.: 811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus Intermediary, L.P.

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.84%

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       3

CUSIP No.: 811904101


-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus AIV, L.P.

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.84%

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       4

CUSIP No.: 811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus GP, LLC

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.84%

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       5

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Credit Suisse First Boston Private Equity, Inc.

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               12.84%

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       6

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Merkur-Nautilus Holdings, LLC

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       7

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Turnham-Nautilus Holdings, LLC

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       8

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Martin Merkur

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       9

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Robert C. Turnham, Jr.

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                      10

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               W.M. Craig

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)
                                                                                                            (b)
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         3,184,360

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         3,184,360

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                      11

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Credit Suisse, on behalf of the Credit Suisse First Boston business unit

-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                         0

---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         0

-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]

-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0

-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  BK, HC, OO
-------------- ---------------------------------------------------------------------------------------------------------------------

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         (a)      Name of Issuer:   SEACOR Holdings Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:

                  11200 Richmond Avenue, Suite 400
                  Houston, TX 77082-2638

ITEM 2.  PERSON FILING:

(a)  Name of Person Filing:

               Nautilus Acquisition, L.P. ("Nautilus")

               Nautilus Intermediary, L.P. ("Nautilus Intermediary")

               Nautilus AIV, L.P. ("Nautilus AIV")

               Nautilus GP, LLC ("Nautilus Special GP")

               Credit Suisse First Boston Private Equity, Inc. ("CSFBPE" and, together with Nautilus, Nautilus

               Intermediary, Nautilus AIV and Nautilus Special GP, the "Nautilus Entities")

               Merkur-Nautilus Holdings, LLC ("Merkur-Nautilus")

               Turnham-Nautilus Holdings, LLC ("Turnham-Nautilus")

               Martin Merkur ("Merkur")

               Robert C. Turnham, Jr. ("Turnham")

               W.M. Craig ("Craig")

               Credit Suisse (the "Bank"), on behalf of itself and its subsidiaries, to the extent they constitute the Credit Suisse First Boston business unit, excluding Asset Management (as defined in Exhibit I) (the "CSFB Entities")

           Nautilus, Nautilus Intermediary, Nautilus AIV, Nautilus Special GP, CSFBPE, Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham, Craig and the CSFB Entities are referred to, collectively, as the "Reporting Persons." For a description of the Reporting Persons, see Exhibit I.

(b)  Address of Principal Business Office or, if none, Residence:

          The address of the principal business office of each of the Nautilus Entities other than Nautilus Special GP is:

          c/o Credit Suisse First Boston Private Equity, Inc. Eleven Madison Avenue, New York, New York 10010


          The address of the principal business office of Nautilus Special GP, Turnham-Nautilus and Turnham is:

                  808 Travis Street, Suite 1320
                  Houston, Texas 77002


          The address of the principal business office of Merkur-Nautilus and Merkur is:

                  2188 Clover Court
                  East Meadow, New York 11554


                  The address of Craig is:

                  1716 NW Farewell Drive
                  Bend, Oregon

          The address of the principal business office of the Bank is:

                  Uetlibergstrasse 231
                  P.O. Box 900
                  CH 8070 Zurich, Switzerland


(c)      Citizenship:

          The Nautilus Entities, Merkur-Nautilus and Turnham-Nautilus are organized under the laws of the State of Delaware. The Bank is organized under the laws of Switzerland. Messrs. Merkur, Turnham and Craig are citizens of the United States of America.

(d)      Title of Class of Securities:

          Common Stock, par value $.01 per share (the "Common Stock")

(e)      CUSIP Number:

          811904101

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                    Act

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

          (d) [_] Investment company registered under Section 8 of the Investment Company Act

          (e)  [_]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.

ITEM 4(a):  AMOUNT BENEFICIALLY OWNED:

           See response to Item 9 on each cover page, and the information set forth below.

ITEM 4(b):  PERCENT OF CLASS:

           See response to Item 11 on each cover page, and the information set forth below.

ITEM 4(c):  NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

          (i)  sole power to vote or direct the vote:

               See response to Item 5 on each cover page, and the information set forth below.

          (ii) shared power to vote or to direct the vote:

               See response to Item 6 on each cover page, and the information set forth below.

          (iii) sole power to dispose of or to direct the disposition of:

               See response to Item 7 on each cover page, and the information set forth below.

          (iv) shared power to dispose of or to direct the disposition of:

               See response to Item 8 on each cover page, and the information set forth below.

           Each of the Nautilus Entities have shared voting and dispositive power with respect to the shares of Common Stock held by Nautilus. However, the partnership agreements of each of Nautilus, Nautilus Intermediary, and Nautilus AIV grants, directly or indirectly, the ultimate voting and dispositive power with respect to the shares of Common Stock held by Nautilus to Nautilus Special GP. While the CSFB Entities, including Partners III, MBP III LP, MPIII Inc. (each as defined in Exhibit I) and the entities listed below, disclaim beneficial ownership of the securities to which this statement relates, as a result of the relationship of the CSFB Entities to, and the pecuniary interest of the CSFB Entities in, Partners III, Nautilus AIV and CSFBPE, as described in
Exhibit I, under the Exchange Act such entities may be deemed to beneficially own the securities to which this statement relates. CSG (as defined in Exhibit
I), for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the other CSFB Entities. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit, each as defined in Exhibit I) may beneficially own shares of Common Stock and such securities are not reported in this statement. CSG disclaims beneficial ownership of the securities to which this statement relates that are beneficially owned by its direct and indirect subsidiaries, including the Nautilus Entities and the CSFB Entities. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaim beneficial ownership of the securities to which this statement relates that are beneficially owned by the Bank and the other CSFB Entities. The Nautilus Entities and the CSFB Entities disclaim beneficial ownership of shares of Common Stock beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit. Due to their interest in Nautilus Special GP, Merkur-Nautilus, Turnham-Nautilus and Craig may be deemed to beneficially own the shares of Common Stock held by Nautilus. Due to their interests in Merkur-Nautilus and Turnham Nautilus, respectively, Merkur and Turnham may be deemed to beneficially own the shares of Common Stock held by Nautilus. Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham and Craig disclaim beneficial ownership of such shares of Common Stock held by Nautilus. CSFB LLC (as defined in Exhibit I) owns 17,229 shares of Common Stock as of the date hereof.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit I.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATION.

          (a)  Not applicable.

          (b) By signing below the undersigned certifies that, to the best of its or his (as the case may be) knowledge and belief, the securities referred to above were not acquired and are not hold for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

  July  6, 2005              NAUTILUS ACQUISITION, L.P.

                             By:      NAUTILUS INTERMEDIARY, L.P.,
                                      its General Partner

                             By:      NAUTILUS AIV, L.P., its General Partner

                             By:      Nautilus GP, LLC, its managing general
                                      partner

                             By:      Turnham-Nautilus Holdings, LLC,
                                      Class A Member and Authorized Signatory

                                      By:      /s/ Robert C. Turnham, Jr.
                                               ---------------------------------
                                      Name:    Robert C. Turnham, Jr.
                                      Title:   Member and Authorized Signatory


July 6, 2005                 NAUTILUS INTERMEDIARY, L.P.

                             By:      NAUTILUS AIV, L.P., its General Partner

                             By:      Nautilus GP, LLC, its managing general
                                      partner

                             By:      Turnham-Nautilus Holdings, LLC
                                      Class A Member and Authorized Signatory

                                      By:       /s/ Robert C. Turnham, Jr.
                                               ---------------------------------
                                      Name:    Robert C. Turnham, Jr.
                                      Title:   Member and Authorized Signatory


July 6, 2005                 NAUTILUS AIV, LP

                             By:      Nautilus GP, LLC, its managing general
                                      partner

                             By:      Turnham-Nautilus Holdings, LLC
                                      Class A Member and Authorized Signatory

                                      By:      /s/ Robert C. Turnham, Jr.
                                               ---------------------------------
                                      Name:    Robert C. Turnham, Jr.
                                      Title:   Member and Authorized Signatory


July 6, 2005                 NAUTILUS GP, LLC

                             By:      Turnham-Nautilus Holdings, LLC
                                      Class A Member and Authorized Signatory


                                      By:      /s/ Robert C. Turnham, Jr.
                                               ---------------------------------
                                      Name:    Robert C. Turnham, Jr.
                                      Title:   Member and Authorized Signatory

July 6, 2005                 CREDIT SUISSE FIRST BOSTON
                             PRIVATE EQUITY, INC.

                             By:      /s/ Ivy B. Dodes
                                      ------------------------------------------
                                      Name:   Ivy B. Dodes
                                      Title:  Vice President

July 6, 2005                 CREDIT SUISSE ON BEHALF OF THE
                             CREDIT SUISSE FIRST BOSTON
                             BUSINESS UNIT

                             By:      /s/ Ivy B. Dodes
                                      ------------------------------------------
                                      Name:   Ivy B. Dodes
                                      Title:  Managing Director


July 6, 2005                 MERKUR-NAUTILUS HOLDINGS, LLC

                             By:       /s/ Martin Merkur
                                      ------------------------------------------
                                      Name:   Martin Merkur
                                      Title:  Member


July 6, 2005                 TURNHAM-NAUTILUS HOLDINGS, LLC

                             By:       /s/ Robert C. Turnham, Jr.
                                      ------------------------------------------
                                      Name:   Robert C. Turnham, Jr.
                                      Title:  Member

                           /s/ Martin Merkur
July 6, 2005              ------------------------------------------------------
                          Martin Merkur



July 6, 2005              /s/ Robert C. Turnham, Jr.
                         -------------------------------------------------------
                         Robert C. Turnham, Jr.


July 6, 2005             /s/ W.M. Craig
                         -------------------------------------------------------
                          W.M. Craig

                                  EXHIBIT INDEX

           Exhibit No.                      Document
           -----------                      --------

               I Identification and Classification of Members of the Group

               II Agreement as to Joint Filing of Schedule 13G, dated July 6, 2005.